Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Announces Completion
of 16% Notes Repurchase
Transaction expected to increase free cash flow1 by $20 million to $25 million on an annualized basis

CINCINNATI - August 31, 2005 - Cincinnati Bell Inc. (NYSE:CBB) announced today that it has completed the previously announced repurchase of all of its outstanding 16% Senior Subordinated Discount Notes due 2009 (the “16% Notes”). The company financed the purchase of the 16% Notes with new borrowings under its senior secured credit facilities. As a result of lower interest expense, this refinancing is expected to increase free cash flow by $20 million to $25 million on an annualized basis.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE:CBB) is parent to one of the nation’s most-respected and best-performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit www.cincinnatibell.com.

 Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: Cincinnati Bell’s ability to maintain its market position in communications services, including wireless, wireline and internet services; general economic trends affecting the purchase or supply of telecommunication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this release represent company estimates as of August 31, 2005. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.

Use of Non-GAAP Financial Measures

1Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in issuance and repayment of long-term debt and credit facilities in financing activities and less proceeds from the sale of discontinued operations and assets in investing activities. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies.